UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 14)*


                             Jaco Electronics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.10 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   469783-10-4
                                 (CUSIP Number)

                                February 28, 2006
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

__  Rule 13d-1(b)
__  Rule 13d-1(c)
X   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------- ----------------------------------------------------------------------
 1         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Luis Antonio Hernandez



--------- ----------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                           (a)

                           (b)

--------- ----------------------------------------------------------------------
 3         SEC USE ONLY



--------- ----------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------- ----- ----------------------------------------
           Number of               5     SOLE VOTING POWER
             Shares                     596,526 shares
          Beneficially
            Owned By
              Each
           Reporting
             Person
              With
                                  ----- ----------------------------------------
                                   6     SHARED VOTING POWER
                                         0  shares
                                  ----- ----------------------------------------
                                   7     SOLE DISPOSITIVE POWER
                                        596,526 shares

                                  ----- ----------------------------------------
                                   8     SHARED DISPOSITIVE POWER
                                        0 shares

--------- ----------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0  shares


--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)


--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          9.48%

--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN

--------- ----------------------------------------------------------------------

         This statement constitutes Amendment No. 14 to the Schedule 13G previously filed by the Reporting Person. No other changes in any information previously reported have occurred, except as set forth in this or prior Amendments.

Item 1.

                  (a) Name of Issuer: Jaco Electronics, Inc.

                  (b) Address of Issuer's Principal Executive Offices:

                           145 Oser Avenue
                           Hauppauge, NY 11788

Item 2.

                  (a) Name of Person Filing: Luis Antonio Hernandez (b) Address of Principal Business Office, or, if None, Residence:
                                                     3069 Misty Harbour
                                                     Las Vegas, NV 89117
                  (c) Citizenship:                   United States
                  (d) Title of Class of Securities:
                                                     Common Stock, $0.10 par
                                                     value per share
                  (e) CUSIP Number: 469783-10-4

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), Check Whether the Person is a:

                  (a) _ Broker or dealer registered under section 15 of the Exchange Act.

                  (b) _ Bank as defined in section 3(a)(6) of the Exchange Act.

                  (c) _  Insurance company as defined in section
                         3(a)(19) of the Exchange Act.

                  (d) _ Investment company registered under section 8 of the Investment Company Act.

                  (e) _ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                  (f) _ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) _ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) _ A savings associations as defined in Section 3(b)of the Federal Deposit Insurance Act;

                  (i) _  A church plan that is excluded from the
                         definition of an investment company under
                         section 3(c)(14) of the Investment Company
                         Act;

                  (j) _  Group, in accordance with Rule
                         13d-1(b)(1)(ii)(J).

Item 4.           Ownership.

                  (a) Amount Beneficially Owned: 596,526 shares

                  (b) Percent of Class:9.48%

                  (c) Number of shares as to which such person has:

                           (i) sole power to vote or to direct the vote:596,526 shares
                           (ii) shared power to vote or to direct the vote: 0 shares
                           (iii) sole power to dispose or to
                           direct the disposition of: 596,526 shares
                           (iv) shared power to dispose or to direct the disposition of: 0 shares

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .

Instruction: Dissolution of a group requires a response to this item.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10. Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         February 28, 2006
                                         ---------------------------
                                         Date


                                         /s/ Luis Antonio Hernandez
                                         ---------------------------
                                         Signature


                                         Investor
                                         ---------------------------
                                         Name/Title







Attention:        Intentional misstatements or omissions of fact constitute
                  Federal criminal violations (See 18 U.S.C. 1001).